SUPPLEMENT TO
OFFER TO PURCHASE

DOBSON COMMUNICATIONS CORPORATION

Offer to Purchase for Cash

Up to 250,000 Shares of the 354,098 Outstanding Shares of Its
12.25% Senior Exchangeable Preferred Stock
(CUSIP Nos. 256069303, 256072307 and 256072208)
At a Purchase Price of $ Per Share,
Plus Accrued and Unpaid Dividends

THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 7, 2003 UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF SHARES (AS DEFINED IN THE OFFER TO PURCHASE) MUST TENDER THEIR SHARES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW).

       This is a supplement (the “Supplement”) to the Offer to Purchase, dated September 8, 2003 (the “Offer to Purchase”), relating to the offer by Dobson Communications Corporation, an Oklahoma corporation (the “Company”), to purchase for cash with net proceeds from the Replacement Financing, up to 250,000 shares of its 12.25% Senior Exchangeable Preferred Stock (the “Shares”). Capitalized terms used but not defined herein shall have the meanings given to them in the Offer to Purchase.

      The purpose of this Supplement is to include Shares represented by CUSIP Nos. 256069303 and 256072208 in the Offer to Purchase, in addition to CUSIP No. 256072307. Accordingly, Custodians are requested to furnish copies of the Offer to Purchase and letter to clients to those of their clients for whose accounts they hold Shares registered in their name or in the name of their nominee that have these CUSIP Numbers. All other terms and conditions of the Offer remain the same.

      Any inquiries with respect to the Offer or this Supplement should be addressed to, and additional copies of the Offer to Purchase and letter to clients may be obtained from, Bondholder Communications Group, the Information Agent, at (212) 809-2663 or the address set forth on the back cover of the Offer to Purchase.

The Dealer Manager for the Offer is:

LEHMAN BROTHERS

September 11, 2003